Exhibit 23.3

Consent of Wright & Company, Inc.

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in this registration statement on Form S-3 of our reserve report dated July 24, 2013, included in the Current Report on Form 8-K of Gastar Exploration Ltd. and Gastar Exploration USA, Inc., filed with the SEC on October 28, 2013, our report dated January 15, 2013, filed with the SEC on March 11, 2013, and the reference to our firm under the heading “Experts” and all other references to our firm in the prospectus.

Wright & Company, Inc.

TX. Reg. No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright, P.E.
President

Brentwood, Tennessee

February 7, 2014